Exhibit 99.1

PacWest Bancorp Investor Presentation Update March 16, 2020

March 2020 | PACW | p. 2 In light of the recent classification by the World Health Organization (WHO) of the Coronavirus Disease (COVID - 19) as a pandemic and the recent decline in oil prices, we are providing additional information about our credit portfolio in addition to our regular investor presentation previously issued on January 29, 2020. The following slides focus on those portfolios more susceptible to potential increased credit risk such as: • Hotel • Aviation • Restaurants • Oil/Energy Although we have not yet seen any material impacts to clients/borrowers we have enhanced the monitoring of our entire credit portfolio and will continue to do so. As an organization, we activated our Business Continuity Plans and Pandemic Task Force and are taking actions such as communication with employees and customers, implementation of travel restrictions, increased janitorial/cleaning services, remote working, along with other actions to protect the health of our employees while continuing to meet the needs of our valued customers . Investor Presentation Update

Hotel Exposure

- Our hotel borrowers did not appear to experience a reduction in demand through February.
- In March, some borrowers began to note cancellations believed to be COVID-19 related. We are maintaining contact with borrowers and monitoring flash reports to assess potential impacts.
- We do not have any "conference center" hotels that may be acutely impacted.
- Hotel construction borrowers are sophisticated sponsors with significant invested equity and resources.
- Hotel construction borrowers have not yet seen delays in materials or labor shortages as a result of COVID-19. Currently, material delays are not expected as borrowers implemented contingency programs as a result of recent tariffs. We will monitor for labor disruptions in the event of quarantine.
- Majority of CRE and construction borrowers are experienced hotel operators with top franchise brands.
- Average loan-to-cost for hotel construction loans is 46%.
- SBA guarantied portions retained (75% average guaranty).
- Indirect exposure from timeshare receivable and inventory loans ($348mm), hotel-related lender finance loans ($66mm) and venture banking loans ($9mm).
- $151,000 of classified and nonaccrual hotel loans at December 31, 2019.
- Total net losses of $1.1 million from 2015-2019 for the hotel CRE product (0.04%).

Hotels by Product

	Count	12/31/19 Commitment	12/31/19 Outstanding	Avg. O/S Balance
Hotel CRE	53	$ 678mm	$ 626mm	$ 11.8mm
Hotel Construction	18	843mm	377mm	20.9mm
Hotel SBA	58	35mm	33mm	0.6mm
Total	129	$ 1,556mm	$ 1,036mm	$ 8.0mm

Hotel by State, $1.0bn (5.5% of total loans)



NY, $284mm
GA, $21mm
NV, $44mm
TN, $55mm
FL, $122mm
CA, $477mm
Other, $33mm

Hotel CRE by Brands



National Economy Flags, $152, 27 properties
Global Top Tier Flags, $197mm, 8 properties
Boutique, $271mm, 11 properties
Other, $6mm, 7 properties

PacWest Bancorp

March 2020 | PACW | p. 3

March 2020 | PACW | p. 4 Other Potentially Impacted Portfolios • $363 million total exposure (1.9% of total loans and operating leases) • 66% passenger transportation • 24% freight transportation • 10% engine operating leases • Majority of credits are to strong underlying airlines (non Asia - based) • Passenger transportation exposure is mostly narrow - body jets which have historically performed well in maintaining collateral value • One credit for $13.8 million more exposed to COVID - 19 as borrower is a tour operator with airline and cruise line • No classified loans at December 31, 2019 Aviation • $178 million total exposure (0.9% of total loans and operating leases) of which $96 million is real estate secured • $99 million are SBA guaranteed (75% average guaranty as we don’t sell the guaranteed portions) • $10.0 million of nonaccrual loans at December 31, 2019 (estimated SBA guaranties of $7.5 million) Restaurant Oil / Energy • $146 million total exposure (0.8% of total loans and operating leases) • $81 million loans receivable • $65 million operating leases • All credits are related to support services and $136.5 million is collateralized by equipment (railcars $65mm, offshore vessels $40mm, land - based fracking equipment $31.5mm) and $9.5 million is ABL lines collateralized by A/R and inventory • $65 million to borrowers rated BB or above of which $52 million is rated A - • $135 million, or 93%, outstanding to six borrowers with average balance of $22.5 million • One loan of $27 million classified and nonaccrual since 1Q’15

March 2020 | PACW | p. 5 This communication contains certain forward - looking information about PacWest, including the credit exposures of certain loan products that could be impacted by the COVID - 19 pandemic and the recent decline in oil prices, that is intended to be covered by the safe harbor for “forward - looking statements” provided by the Private Securities Litigation Reform Act of 1995. Such statements include future financial and operating results, expectations, intentions and other statements that are not historical facts. Such statements are based on information available at the time of the communication and are based on current beliefs and expectations of the Company’s management and are subject to significant risks, uncertainties and contingencies, many of which are beyond our control. Actual results may differ materially from those set forth or implied in the forward - looking statements due to a variety of factors, including the risk factors described in documents filed by the Company with the U.S. Securities and Exchange Commission. We are under no obligation (and expressly disclaim any such obligation) to update or alter our forward - looking statements, whether as a result of new information, future events or otherwise, except as required by law . Forward - Looking Statements